UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Prudential Investment Portfolios 18
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What to do now:

1.	Read the enclosed Proxy Statement.
2.	Review the voting instructions provided.
3.	VOTE!

Four easy ways to vote:

1.

By Telephone. Have your proxy card available. Call the toll-free number listed on your card. Enter your control number from your card. There is no charge to you for the call. Follow the recorded instructions. Votes must be entered by 11:59 p.m. Eastern time on the day prior to the Meeting.

2.

By Internet. Have your proxy card available. Go to the website listed on your card. Enter your control number from your card. Follow the instructions on the website. Votes must be entered by 11:59 p.m. Eastern time on the day prior to the Meeting.

3.	By Mail. Please complete, date and sign your proxy card before mailing it in the enclosed postage-paid envelope.
4.	To register to attend and vote at the virtual meeting. Go to https://www.viewproxy.com/PGIMJennisonFocusFund/broadridgevsm and follow the instructions.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call Broadridge Financial Solutions, Inc. toll-free at (855) 601-2246. They will be happy to help you understand the proposal and assist you in voting.

_______________________________________________________________________________________________________________

The Board of Trustees of the PGIM Jennison 20/20 Focus Fund is recommending that shareholders approve the reorganization of PGIM Jennison 20/20 Focus Fund (20/20 Focus Fund) into the PGIM Jennison Focused Growth Fund (Focused Growth Fund). In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposals.

Please read the enclosed materials and vote your shares as soon as possible. The methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communication costs.

Continued

What’s Inside

Answers to your questions about the proposed reorganization....................................................2-5

Supplements to the Prospectus.......................................................................................................9

Answers to questions about the proposed reorganization of the PGIM Jennison 20/20 Focus Fund should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the PGIM Jennison 20/20 Focus Fund (20/20 Focus Fund) are being asked to approve a proposed plan of reorganization under which the assets and the liabilities of the 20/20 Focus Fund would be exchanged for shares of the PGIM Jennison Focused Growth Fund (Focused Growth Fund), and shareholders of the 20/20 Focus Fund would become shareholders of the Focused Growth Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including performance, expenses, and investment strategies of the 20/20 Focus Fund and the Focused Growth Fund, the Board of Trustees of each Fund determined it is in the best interest of shareholders to reorganize the 20/20 Focus Fund into the Focused Growth Fund.

How do you expect shareholders of the 20/20 Focus Fund to potentially benefit from this change?

·	Lower Expenses: The reorganization is expected to result in lower net expenses for all share classes of the 20/20 Focus Fund.

Net Annual Fund Operating Expenses (for the twelve-month period ended August 31, 2020)	Class A	Class C	Class Z	Class R*	Class R6
PGIM Jennison 20/20 Focus Fund (pre-reorganization)	1.22%	1.91%	0.89%	1.47%	0.84%
PGIM Jennison Focused Growth Fund (post-reorganization)	1.05%	1.77%	0.75%	N/A	0.67%

* Pursuant to the terms of the Reorganization, Class R shareholders of the 20/20 Focus Fund shall receive Class A shares of the Focused Growth Fund.

·

Stronger Historical Performance: Performance of the Focused Growth Fund is stronger than that of the 20/20 Focus Fund as of the year to date, and one-, three-, five-, and ten-year periods ended September 30, 2020 for the same periods.

Net Performance as of September 30, 2020

	YTD	1-Year	3-Year	5-Year	10-Year
PGIM Jennison 20/20 Focus Fund (Class Z)	15.67%	28.13%	14.36%	15.07%	12.64%
PGIM Jennison Focused Growth Fund (Class Z)	40.76%	56.69%	26.83%	22.62%	18.42%

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the PGIM Funds listed, visit www.pgiminvestments.com.

PGIM Jennison 20/20 Focus Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 0.89%. Net operating expenses: Class Z, 0.89%. PGIM Jennison Focused Growth Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 0.83%. Net operating expenses: Class Z, 0.75%, after contractual reduction through 6/30/2022.  Expenses are as of the most recent prospectus.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be available to institutional investors. Class Z shares may be available through fee- or commission-based retail brokerage programs of certain financial intermediaries. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility.

·

Similar Investment Objectives, Policies and Strategies: The Funds have identical investment objectives and have similar principal investment policies and strategies, as outlined below. For additional comparative information regarding the Funds’ policies, please see the N-14 Proxy/Prospectus.

Fund Name	PGIM Jennison 20/20 Focus Fund (Merging Fund)	PGIM Jennison Focused Growth Fund (Acquiring Fund)
Investment Objective	Long-term growth of capital.	Long-term growth of capital.
Investment Policies and Strategies

Invests at least 80% of assets in approximately 40 (which may range up to 50) equity and equity-related securities of companies that it believes have strong capital appreciation potential. The Fund’s holdings consist of approximately 20 growth and 20 value securities. With respect to half of the portfolio, the subadviser uses a growth investment style, and with respect to the other half of the portfolio the subadviser uses a value investment style.

Invests at least 65% of assets in equity and equity-related securities of companies that the sub-adviser believes have strong capital appreciation potential. These companies are generally medium- to large-capitalization companies. The subadviser uses a growth investment style to select approximately 20 to 50 issuers.

Benchmarks	S&P 500 Index	Russell 1000 Growth Index

Who is the manager of each Fund?

Each Fund is managed by PGIM Investments LLC and subadvised by Jennison Associates, each a registered investment adviser. PGIM Investments currently has $156 billion in assets under management (as of September 30, 2020).  Jennison currently manages about $204 billion in assets (as of September 30, 2020) and covers growth, value, global and sector strategies.

 What are the NASDAQ and CUSIP symbols for the Funds?

PGIM Jennison 20/20 Focus Fund (Merging Fund)	TA Fund Number	Ticker	CUSIP
PGIM Jennison 20/20 Focus Fund CL A	0515	PTWAX	74440G107
PGIM Jennison 20/20 Focus Fund CL C	0362	PTWCX	74440G305
PGIM Jennison 20/20 Focus Fund CL Z	0451	PTWZX	74440G404
PGIM Jennison 20/20 Focus Fund CL R	1519	JTWRX	74440G503
PGIM Jennison 20/20 Focus Fund CL R6	1064	PJTQX	74440G602

PGIM Jennison Focused Growth Fund (Acquiring Fund)	TA Fund Number	Ticker	CUSIP
PGIM Jennison Focused Growth Fund CL A	0576	SPFAX	74440K504
PGIM Jennison Focused Growth Fund CL C	0381	SPFCX	74440K702
PGIM Jennison Focused Growth Fund CL Z	0465	SPFZX	74440K868
PGIM Jennison Focused Growth Fund CL R6	1082	PSGQX	74440K751

If the proposal is approved, when will the proposed reorganization go into effect?

If approved, the reorganization is expected to occur in May/June 2021. However, such date may change if the shareholder meeting is adjourned one or more times.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by the 20/20 Focus Fund of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carryforward (if any) would be distributed to shareholders of the 20/20 Focus Fund prior to the merger and would be a taxable capital gain distribution for shareholders who do not hold their shares in a tax-advantaged account. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposal by the scheduled shareholder meeting date?

If the 20/20 Focus Fund does not receive enough votes to approve the proposal by April 13, 2021, the shareholder meeting date, the shareholder meeting will be adjourned to permit further solicitation of proxy votes. If after further solicitation of proxy votes, the 20/20 Focus Fund shareholders do not approve the reorganization, the 20/20 Focus Fund would continue to operate in accordance with its current investment strategy, benchmark and name, and the Board and the Manager would consider alternatives.

Can a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the proposals unless the beneficial owner gives specific instructions for the vote or the financial professional has discretion to vote. The 20/20 Focus Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, and the broker executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” may count toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the 20/20 Focus Fund may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum which will give the Fund the ability to formally open the polls and present the proposal to vote on. The 20/20 Focus Fund will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve a proposal at the meeting.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone, by mail via the enclosed proxy ballot card, by Internet, or by attending the meeting virtually. To participate in the shareholder meeting virtually, you must register in advance by visiting https://viewproxy.com/Prudential/broadridgevsm/ and submitting the requested required information to the Fund’s proxy tabulator. If you hold the 20/20 Focus Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. Please see the enclosed proxy materials for complete details.

Where is the shareholder meeting being held?

Due to COVID-19, shareholders are invited to attend the meeting virtually by registering at

 http://viewproxy.com/PGIMJennisonFocusFund/broadridgevsm  and following the instructions provided.

How many votes am I entitled to cast?

You may cast one vote for each share of the 20/20 Focus Fund you own on the record date, which is January 13, 2021.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact Broadridge Financial Solutions, Inc., the 20/20 Focus Fund’s proxy solicitor, at (855) 601-2246 toll-free for additional information regarding the proxy or for a replacement proxy card. They will be happy to help you understand the proposals and assist you in voting.

 Appendix

Standard Annualized SEC Performance as of 12/31/2020.

	1-Year	3-Year	5-Year	10-Year
PGIM Jennison 20/20 Focus Fund Class Z1	30.73%	17.10%	16.10%	12.77%
S&P 500 Index	20.96%	14.82%	15.60%	14.01%
PGIM Jennison Focused Growth Fund Class Z2	67.36%	31.63%	24.56%	19.40%
Russell 1000 Growth Index	38.49%	22.99%	21.00%	17.21%

1 PGIM Jennison 20/20 Focus Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges: Class A, 5.5%; Class C, 1.0%. Gross operating expenses: Class A, 1.22%; Class C, 1.91%; Class R, 1.72%; Class R6, 1.47%; Class Z, 0.89%. Net operating expenses apply to: Class R, 1.47%; Class R6, 0.84%. Inception date: Class Z, 3/28/2011.

2 PGIM Jennison Focused Growth Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges: Class A, 5.5%; Class C, 1.0%. Gross operating expenses:  Class A, 1.19%; Class C, 1.82%; Class R6, 0.77%; Class Z, 0.83%. Net operating expenses apply to: Class A, 1.10%; Class C, 1.78%; Class R6, 0.67%; Class Z, 0.75%. Inception date: Class Z, 5/3/2012.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be available to institutional investors. Class Z shares may be available through fee- or commission-based retail brokerage programs of certain financial intermediaries. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility.

Definitions

S&P 500 Index is a market-weighted index of 500 of the largest U.S. stocks in a variety of industry sectors. Russell 1000® Growth Index is unmanaged and contains those securities in the Russell 1000 Index with a greater-than-average growth orientation. Companies in this index tend to exhibit higher price-to-book and price-to-earnings ratios. An investment cannot be made directly in an index.

The S&P 500 Index (“Index”) is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by PGIM Investments.  Copyright © 2020 S&P Dow Jones Indices LLC, a division of S&P Global, Inc., and/or its affiliates. All rights reserved. Redistribution or reproduction in whole or in part are prohibited without written permission of S&P Dow Jones Indices LLC. For more information on any of S&P Dow Jones Indices LLC’s indices please visit www.spdji.com.  S&P® is a registered trademark of S&P Global and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC.

All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

Fund Risks:

PGIM Jennison 20/20 Focus Fund: The Fund invests in foreign securities, which are subject to currency fluctuation and political uncertainty; the Fund also invests in the securities of emerging markets, which are subject to a number of risks, including greater volatility and price declines, lack of liquidity due to low trading volumes; and derivative securities, which may carry market, credit, and liquidity risks. The  Fund may invest in equity and equity-related securities, where the value of a particular security could go down resulting in a loss of money; initial public offerings (IPOs), where the prices of securities involved in IPOs are often subject to greater and more unpredictable price changes than more established stocks. The Fund's growth style may subject the Fund to above-average fluctuations as a result of seeking higher than average capital growth. Value style investing is subject to the risk that the style may be out of favor for a period of time, and that the market will not recognize a security’s intrinsic value. The Fund is also subject to the risks of: economic and market events, increased expenses, and management risks. These risks may result in greater share price volatility. The Fund is nondiversified, so a loss resulting from a particular security will have a greater impact of the Fund's return. The risks associated with the Fund are more fully explained in the prospectus and summary prospectus. These risks may increase the Fund's share price volatility. There is no guarantee the Fund's objective will be achieved.

PGIM Jennison Focused Growth Fund: The Fund may invest in foreign securities, which are subject to currency fluctuation and political uncertainty; short sales, which involve costs and the risk of potentially unlimited losses; and derivative securities, which may carry market, credit, and liquidity risks. The  Fund may invest in equity and equity-related securities, including convertible securities, where the value of a particular security could go down resulting in a loss of money, including small and mid-cap securities, which may be subject to more erratic market movements than large-cap stocks and large-cap stocks, which may go in and out of favor based on market and economic conditions; initial public offerings (IPOs), where the prices of securities involved in IPOs are often subject to greater and more unpredictable price changes than more established stocks. The.  Preferred stocks can experience sharp declines in value over short or extended periods of time. The Fund may be subject to market risks, where the value of investments may decrease and securities markets are volatile.  The Fund's growth style may subject the Fund to above-average fluctuations as a result of seeking higher than average capital growth. Large shareholders could subject the Fund to large scale redemption risk. The Fund is also subject to the risks of: economic and market events, increased expenses, and market disruption and geopolitical risks. The Fund is nondiversified, so a loss resulting from a particular security will have a greater impact on the Fund's return. The risks associated with the Fund are more fully explained in the prospectus and summary prospectus. These risks may increase the Fund's share price volatility. There is no guarantee the Fund's objective will be achieved.

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Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap, and asset allocation programs. They may also be available to institutional investors. Class Z shares may be available through fee- or commission-based retail brokerage programs of certain financial intermediaries. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility.

This material is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation. Clients seeking information regarding their particular investment needs should contact a financial professional.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and the summary prospectus contain this and other information about the fund. Contact your financial professional for a prospectus and summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC. Jennison Associates is a registered investment advisor. Both are Prudential Financial companies. © 2021 Prudential Financial, Inc. and its related entities. Jennison Associates, Jennison, PGIM, and the PGIM logo are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency | May lose value | Are not a deposit of or guaranteed by any bank or any bank affiliate

1044387-00001-00

PRUDENTIAL INVESTMENT PORTFOLIOS 18

PGIM Jennison 20/20 Focus Fund

Supplement dated December 11, 2020 to the Currently Effective

Prospectus, Summary Prospectus and Statement of Additional Information

Proposed Reorganization

The Board of Trustees of Prudential Investment Portfolios 18, on behalf of PGIM Jennison 20/20 Focus Fund (“20/20 Focus Fund”) and the Board of Trustees of Prudential Investment Portfolios 3, on behalf of PGIM Jennison Focused Growth Fund (“Focused Growth Fund,” and, together with the 20/20 Focus Fund, the “Funds”) recently approved the reorganization of the 20/20 Focus Fund into the Focused Growth Fund.

Pursuant to this proposal, the assets and liabilities of the 20/20 Focus Fund would be exchanged for shares of the Focused Growth Fund. The Focused Growth Fund shares to be received by the 20/20 Focus Fund shareholders in the reorganization would be equal in value and of the same class, except that Class R shareholders of the 20/20 Focus Fund will receive Class A shares of the Focused Growth Fund, and each share class would be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the 20/20 Focus Fund shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, 20/20 Focus Fund shareholders would become shareholders of Focused Growth Fund. No sales charges would be imposed in connection with the proposed transaction. The 20/20 Focus Fund and the Focused Growth Fund anticipate obtaining an opinion of counsel to the effect that the reorganization transaction will not result in the recognition of gain or loss for federal income tax purposes by either Fund or its shareholders.

The reorganization is subject to approval by the shareholders of the 20/20 Focus Fund. It is anticipated that a proxy statement/prospectus relating to the reorganization transaction will be mailed to the shareholders during the first quarter of 2021 and that the special meeting of 20/20 Focus Fund shareholders will be held during the second quarter of 2021. If the required shareholder approvals are obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed during the second quarter of 2021 or as soon as reasonably practicable once shareholder approval is obtained.

If 20/20 Focus Fund shareholders approve the reorganization, the 20/20 Focus Fund is expected to distribute its realized capital gains, if any, to its shareholders prior to the closing date. 20/20 Focus Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution. In addition, it is currently anticipated that a substantial portion of the 20/20 Focus Fund’s portfolio holdings will be sold prior to the closing of the reorganization, and the 20/20 Focus Fund is expected to realize capital gain or loss in connection with those sales. If the 20/20 Focus Fund realizes capital gains, those gains may increase the capital gain distribution paid to shareholders.

This document is not an offer to sell shares of the Focused Growth Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Focused Growth Fund.

LR1338

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